UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15



Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to file Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number  0-18150
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                 Dean Witter Realty Income Partnership II, L.P.
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            (Exact name of registration as specified in its charter)



                  195 Broadway, NY, NY 10007/(800) 829-8585
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)



                     Units of Limited Partnership Interests
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            (Title of each class of securities covered by this Form)



                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)       X         Rule 12h-3(b)(1)(i)
            Rule 12g-4(a)(1)(ii)                Rule 12h-3(b)(1)(ii)
            Rule 12g-4(a)(2)(i)                 Rule 12h-3(b)(2)(i)
            Rule 12g-4(a)(2)(ii)                Rule 12h-3(b)(2)(ii)
                                                Rule 15d-6

      Approximate number of holders of record as of the certification or
notice date:    0
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      Pursuant to the requirements of the Securities Exchange Act of 1934 Dean
Witter Realty Income Partnership II, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              By: Dean Witter Realty Income Properties II Inc. Managing General Partner

Date:       December 27, 2002        /Jeffrey D. Hahn/
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                                     Jeffrey D. Hahn
                                     Vice President and
                                     Principal Financial and
                                     Accounting Officer